NEWS RELEASE

CONTACT: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com
FOR IMMEDIATE RELEASE
THE HONORABLE GENE B. SPERLING ELECTED TO U. S. STEEL BOARD OF DIRECTORS

PITTSBURGH, July 24, 2017 – United States Steel Corporation (NYSE: X) announced the Hon. Gene B. Sperling was elected to the company’s Board of Directors today.
Sperling served as Director of the National Economic Council (NEC) and Assistant to the President for Economic Policy in the White House under President Clinton from 1997 to 2001 and under President Obama from 2011 to 2014, the first individual to hold both positions under two presidents.
As NEC Director, he coordinated economic policy development among the economic cabinet members. While serving in this role, he was influential in fiscal negotiations, passage of the payroll and low-income tax cuts, the Small Business Jobs Act and formation of the American Jobs Act. He spearheaded the Manufacturing Innovation Hubs initiative and the renewal of the Advanced Manufacturing Partnership. Sperling was co-chair of the first White House Manufacturing Council and helped launch the Select USA initiative.
During his time with the Clinton administration, Sperling played a key role in the 1993 Deficit Reduction Act, the 1997 Bipartisan Balanced Budget Act and major initiatives such as Earned Income

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Tax Credit expansion and creation of the Community Development Financial Institutions and New Markets Tax Credit.
Sperling also served as counselor to Treasury Secretary Timothy Geithner at the U.S. Department of the Treasury and as a member of the President’s Auto Task Force. He was the founder and director, from 2002-2008, of the Center for Universal Education, which specializes in education for girls and boys in developing and conflict-impacted nations.
Currently, he heads Sperling Economic Strategies and is a contributing editor for The Atlantic. He graduated from the University of Minnesota and Yale Law School and attended Wharton Business School at the University of Pennsylvania.
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